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                                                                   EXHIBIT 10(f)


                                  BUFFETS, INC.
                            MANAGEMENT BONUS PROGRAM


          The Company has a management cash bonus program designed to attract, retain and provide performance incentives for key management personnel. The Bonus Program provides for cash bonuses (which vary in amount based upon individual evaluations) to be paid to certain employees upon attainment by the Company of predetermined performance objectives. Awards made to the executive officers of the Company under the Bonus Program are determined by the Compensation Committee of the Board of Directors.